Exhibit 99.1
Red Lion Hotels Reports Fourth Quarter and Full Year 2009 Results
Maintains Operating Margin in Tough 2009 Environment
SPOKANE, WA, February 16, 2010 — Red Lion Hotels Corporation (NYSE: RLH), a western U.S.-based owner of midscale and upscale hotels, today announced its results for the fourth quarter and full year ended December 31, 2009.
     Highlights:
▪	Fourth quarter RevPAR for owned and leased hotels decreased 7.2%, a sign of slowing RevPAR declines

▪	Fourth quarter occupancy held steady year-over-year

▪	2009 EBITDA was $27.6 million before special items, down $3.8 million year-over-year despite a $22.2 million revenue decline

▪	The Company completed amendments to its credit facility that modified covenants and increased financial flexibility

▪	The Company recognized an impairment charge of $8.7 million
Total revenue during the fourth quarter was $35.7 million, down 13.7 percent from $41.3 million in the prior-year period. Revenue from hotels was $32.0 million, down 9.0 percent from $35.2 million in the fourth quarter of 2008. EBITDA before special items for the fourth quarter of 2009 was $2.7 million, compared to $3.6 million for the fourth quarter of 2008. Net loss before special items was $3.1 million in the quarter, or $0.16 per diluted share, compared to a net loss of $2.6 million, or $0.15 per diluted share, for the prior-year period. Reported Net Loss for the fourth quarter including special items was $8.7 million, compared to $3.9 million in the prior year period.
President and Chief Executive Officer Jon Eliassen commented, “The lodging industry environment continues to be challenging, but I am encouraged by the fact that our RevPAR performance only declined at a single-digit level in the fourth quarter. Our performance was generally better than that of the industry, which on average continued to report double-digit RevPAR declines.”
Eliassen continued, “Throughout early 2009, our active response to the economic downturn helped minimize the negative impact to the bottom line. Our expense management initiatives exceeded our goals for cost containment. We are well positioned to maximize profitability and cash flow when the economy begins to recover. While we reduced operating expense, we have continued to focus on customer service, as positively reflected in our customer satisfaction rankings. In parallel, our ongoing customer retention efforts helped us to grow revenue from our guest frequency program, the Red Lion R&R Club, by 3.7% and net membership by 35% year-over-year.”
Summary results for the three-month and full year periods follow:

	Three months ended December 31,			Full year ended December 31,
($ in thousands, except per share)	2009	2008	% change	2009	2008	% change

Total revenue, as reported	$35,652	$41,313	-13.7%	$165,388	$187,570	-11.8%

Results before Special Items: (1)
EBITDA	$2,743	$3,622	-24.3%	$27,569	$31,378	-12.1%
Net income (loss)	$(3,057)	$(2,598)	-17.7%	$(957)	$1,986	-148.2%
Earnings (loss) per share — diluted	$(0.16)	$(0.15)	-5.4%	$(0.05)	$0.11	-148.0%

Results as reported:
EBITDA	$(6,079)	$1,555	-490.9%	$18,747	$25,657	-26.9%
Net income (loss)	$(8,747)	$(3,931)	-122.5%	$(6,647)	$(1,704)	-290.1%
Earnings (loss) per share — diluted	$(0.48)	$(0.22)	-118.7%	$(0.37)	$(0.09)	-307.9%

(1)	Excludes $8.7 million impairment charge incurred in the fourth quarter of 2009; restructuring charges of approximately $0.1 million and $2.1 million in the fourth quarters of 2009 and 2008, respectively; and $3.7 million in separation costs incurred in the first quarter of 2008 related to the retirement of the Company’s former President and CEO.
In addition, key hotel operating metrics on a comparable basis, and reported hotel operating margins for the fourth quarter and full-year periods ended December 31, 2009 and December 31, 2008 are highlighted below for owned and leased hotels:

	Three months ended December 31,			Full year ended December 31,
	2009	2008	% change	2009	2008	% change

RevPAR (revenue per available room)	$35.96	$38.76	-7.2%	$47.49	$54.05	-12.1%
ADR (average daily rate)	$76.75	$82.57	-7.0%	$83.44	$89.05	-6.3%
Occupancy	46.9%	46.9%	—	56.9%	60.7%	-3.8%
Hotel Direct Operating Margin	10.7%	13.6%	-2.9%	23.1%	23.1%	—

Fourth Quarter Results
Comparing the fourth quarter 2009 to 2008, occupancy for owned and leased hotels held steady at 46.9 percent year-over-year. ADR declined 7.0 percent resulting in a 7.2 percent decline in RevPAR. System-wide RevPAR (which includes franchised hotels) on a comparable basis for the quarter decreased 7.0 percent due to a 100 basis point decline in occupancy and a 4.9 percent decline in ADR.
Compared to the prior-year period, revenue from hotels was down 9.0 percent to $32.0 million primarily as a result of a 7.6%, or $1.7 million, decrease in room revenue reflecting continuing challenges across all market segments with the largest decline coming in the group segment. Hotel direct operating margin declined to 10.7 percent during the fourth quarter 2009 compared to 13.6 percent in 2008. The margin decrease in the quarter was primarily due to investments in sales and marketing technology and personnel resources, as well as promotional initiatives designed to help position the company for room revenue growth in 2010.
Franchise and management revenue was relatively flat at $0.3 million year-over-year, and entertainment revenue decreased to $2.7 million, a result of the mix of shows presented during the comparable periods. However, direct operating margin for the entertainment segment increased by over 900 basis points to 23.1% due primarily to expense management in ticketing operations.
Full Year 2009 Results
Total revenue for the full year ended December 31, 2009, was $165.4 million, down 11.8 percent from $187.6 million in 2008. Reported revenue from hotels was $149.4 million, down 12.4 percent from $170.6 million in the prior year. Despite a $4.8 million decline in hotel direct operating profit to $34.5 million, hotel direct operating margin was maintained at 23.1% year-over-year due to the Company’s successful focus on profitability.
RevPAR for owned and leased hotels on a comparable basis for 2009 was down 12.1 percent due to a 380 basis point decrease in occupancy and a 6.3 percent decrease in ADR. System-wide, RevPAR on a comparable basis decreased 11.9 percent year-over-year due to a 420 basis point decline in occupancy and a 5.3 percent decline in ADR.
Franchise and management revenue declined $0.2 million to $1.7 million, primarily due to a reduction of franchised hotels in the system. Entertainment revenue decreased slightly to $11.7 million, or by 2.7 percent, and direct operating margin for Entertainment increased to 19.0 percent from 6.5 percent reported in 2008.
EBITDA before special items for the full year ended December 31, 2009 was $27.6 million, compared to $31.4 million in the prior year. Net loss in 2009 before special items totaled $1.0 million, or $0.05 per diluted share, compared to net income before special items of $2.0 million, or $0.11 per diluted share, in the prior year.

Asset Impairment
During the fourth quarter, the Company recognized an impairment loss of $8.5 million on the Red Lion Denver Southeast hotel. The property was purchased in May 2008 for $25.3 million and the Company has spent approximately $5.0 million in renovations since the acquisition. Since September 2008, the Denver market has experienced a substantial and sustained decline in demand for hotel rooms across all market segments. In addition, the Company also recognized a $0.2 million impairment loss on a second property. These impairments are reflected as a special item for 2009 and separately identified in the Company’s operating results.
Liquidity and Balance Sheet
As of December 31, 2009, the company had approximately $3.9 million in cash and cash equivalents, and outstanding debt of $137.1 million. The Company was in compliance with all covenants of its credit facilities as of December 31, 2009.
On February 8, 2010, the Company signed an amendment to each of its primary credit line and term note to increase the Company’s financial flexibility. The amendments modified the Company’s total leverage ratio and senior leverage ratio covenants for 2010 and 2011. In exchange, the rate in each case was increased modestly and the capacity under the line of credit was reduced to $37.5 million from $50 million. Management does not expect the reduction in capacity under the line of credit to impact its liquidity or operating plans. None of the Company’s other debt agreements contain restrictive financial covenants.
Capital expenditures during the full year ended December 31, 2009 totaled $16.4 million, including $5.6 million and $3.5 million spent on renovations at the Company’s Anaheim and Denver Southeast properties, respectively. Capital expenditures during 2010 are expected to total $12.7 million for core investments in maintenance, technology and necessary hotel improvement projects, which reflects the Company’s continued focus on investing as appropriate to maintain competitive guest services. All capital needs are expected to be funded with operating cash flow.
Outlook for 2010
Given the current economic environment, it is very difficult to provide definitive guidance for 2010 at this time. In general, industry expectations suggest continued RevPAR declines in the first half of 2010. In the second half of 2010, we expect RevPAR declines to abate. Based on the outlook and information available today, the Company is providing the following broad guidance for 2010, which it expects to update as the year unfolds:
•	2010 RevPAR for Company owned and leased hotels is expected to be flat to down 3% compared to 2009 on an annual basis;

•	2009 direct hotel operating margin is expected to range from flat to up 100 basis points; and

•	EBITDA is expected to be $27 to $29 million, before any special items.

Eliassen concluded, “In 2010, we will focus on our mix of business in an effort to drive revenue. We will also implement a strategy to expand the Red Lion brand through a refocused franchising effort across the western states where we possess strong brand recognition and loyalty. Longer term, we are committed to improving profitability and providing competitive returns for our investors.”
Conference Call Information
The company will conduct a conference call on February 16, 2010 at 11:00 a.m. Pacific Time (2:00 p.m. Eastern Time), to discuss the results for interested investors, analysts and portfolio managers. Hosting the call will be President and Chief Executive Officer Jon Eliassen, Executive Vice President and Chief Operating Officer George Schweitzer, and Chief Financial Officer Anthony Dombrowik.
To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: (800) 288-8975. International callers should dial (612) 332-0107.
This conference call will also be webcast live at http://www.redlion.com in the Investor Relations section of the website. To listen to the live call, please go to the Red Lion website at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 1:30 p.m. PST on February 16, 2010, through March 16 , 2010 at (800) 475-6701 or (320) 365-3844 (International) access code — 145520. The replay will also be available shortly after the call on the Red Lion website.
About Red Lion Hotels Corporation:
Red Lion Hotels Corporation is a hospitality and leisure company primarily engaged in the ownership, operation and franchising of upscale and midscale hotels under its Red Lion® brand. As of December 31, 2009, the RLH hotel network was comprised of 45 hotels located in eight states and one Canadian province, with 8,671 rooms and 431,244 square feet of meeting space. The company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.
This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the company’s annual report on

Form 10-K for the year ended December 31, 2008 and in other documents filed by the company with the Securities and Exchange Commission.
Contact:
Red Lion Hotels Corporation
Julie Langenheim, Investor Relations Manager
(509) 777-6322
Investor Relation:
Financial Relations Board
Stacy Feit
(213) 486-6549

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except per share amounts and footnotes)

	Three months ended December 31,
	2009	2008	$ Change	% Change

Revenue:
Hotels	$31,994	$35,151	$(3,157)	-9.0%
Franchise	281	313	(32)	-10.2%
Entertainment	2,722	5,041	(2,319)	-46.0%
Other	655	808	(153)	-18.9%

Total revenues	35,652	41,313	(5,661)	-13.7%

Operating expenses:
Hotels	28,563	30,387	(1,824)	-6.0%
Franchise	132	129	3	2.3%
Entertainment	2,092	4,347	(2,255)	-51.9%
Other	465	553	(88)	-15.9%
Depreciation and amortization	5,350	5,323	27	0.5%
Hotel facility and land lease	1,500	1,502	(2)	-0.1%
Hotel impairments	8,686	—	8,686	nm
(Gain) loss on asset dispositions, net	(111)	48	(159)	nm
Undistributed corporate expenses	675	933	(258)	27.7%
Restructuring expenses	136	2,067	(1,931)	93.4%

Total expenses	47,488	45,289	2,199	4.9%

Operating loss	(11,836)	(3,976)	(7,860)	-197.7%

Other income (expense):
Interest expense	(2,206)	(2,291)	85	3.7%
Other income, net	400	197	203	103.0%

Loss before income taxes	(13,642)	(6,070)	(7,572)	-124.7%

Income tax benefit	(4,888)	(2,128)	(2,760)	-129.7%

Net loss	(8,754)	(3,942)	(4,812)	-122.1%

Net income attributable to noncontrolling interest	7	11	(4)	36.4%

Net loss attributable to Red Lion Hotels Corporation	$(8,747)	$(3,931)	$(4,816)	-122.5%

Loss per share attributable to Red Lion Hotels Corporation - basic and diluted	$(0.48)	$(0.22)

Weighted average shares — basic and diluted (1) (in thousands)	18,177	18,201

EBITDA (2)	$(6,079)	$1,555	$(7,634)	nm
EBITDA as a percentage of revenues (2)	-17.1%	3.8%

(1)	For the three months ended December 31, 2009 and 2008, all of the 1,194,460 and 1,311,115 options to purchase common shares outstanding as of those dates were considered anti-dilutive, due to the loss for the periods and excluded from the calculations of loss per share. Likewise as of those dates, all of the 239,318 and 48,866 restricted stock units outstanding, respectively, were considered anti-dilutive due to the losses, as were all of the 44,837 convertible operating partnership units outstanding during both periods.

(2)	The definition of “EBITDA” and how that measure relates to net loss is discussed further in this release under Non-GAAP Financial Measures.

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except per share amounts and footnotes)

	Year ended December 31,
	2009	2008	$ Change	% Change

Revenue:
Hotels	$149,379	$170,552	$(21,173)	-12.4%
Franchise	1,678	1,862	(184)	-9.9%
Entertainment	11,690	12,016	(326)	-2.7%
Other	2,641	3,140	(499)	-15.9%

Total revenues	165,388	187,570	(22,182)	-11.8%

Operating expenses:
Hotels	114,852	131,214	(16,362)	-12.5%
Franchise	430	355	75	21.1%
Entertainment	9,466	11,234	(1,768)	-15.7%
Other	2,075	2,100	(25)	-1.2%
Depreciation and amortization	20,954	19,316	1,638	8.5%
Hotel facility and land lease	6,976	6,998	(22)	-0.3%
Hotel impairments	8,686	—	8,686	nm
Gain on asset dispositions, net	(243)	(156)	(87)	-55.8%
Undistributed corporate expenses	5,200	9,643	(4,443)	-46.1%
Restructuring expenses	136	2,067	(1,931)	-93.4%

Total expenses	168,532	182,771	(14,239)	-7.8%

Operating income (loss)	(3,144)	4,799	(7,943)	-165.5%

Other income (expense):
Interest expense	(8,503)	(9,247)	744	8.0%
Other income, net	936	1,530	(594)	-38.8%

Loss before income taxes	(10,711)	(2,918)	(7,793)	nm

Income tax benefit	(4,063)	(1,202)	(2,861)	-238.0%

Net loss	(6,648)	(1,716)	(4,932)	nm

Net income attributable to noncontrolling interest	1	12	(11)	nm

Net loss attributable to Red Lion Hotels Corporation	(6,647)	(1,704)	(4,943)	nm

Loss per share attributable to Red Lion Hotels Corporation - basic and diluted	$(0.37)	$(0.09)

Weighted average shares — basic and diluted (1) (in thousands)	18,106	18,234

EBITDA (2)	$18,747	$25,657	$(6,910)	-26.9%
EBITDA as a percentage of revenues (2)	11.3%	13.7%

(1)	For the years ended December 31, 2009 and 2008, all of the 1,194,460 and 1,311,115 options to purchase common shares outstanding, respectively, were considered anti-dilutive due to the loss for the periods and excluded from the calculations of loss per share. Likewise as of those dates, all of the 239,318 and 48,866 units of outstanding but unissued restricted stock were considered anti-dilutive for the same reason. In addition, all of the 44,837 convertible operating partnership units outstanding during both periods were considered anti-dilutive.

(2)	The definition of “EBITDA” and how that measure relates to net loss is discussed further in this release under Non-GAAP Financial Measures.

Red Lion Hotels Corporation
Consolidated Balance Sheets
(unaudited)
($ in thousands, except share data)

	December 31	December 31,
	2009	2008
Assets:
Current assets:
Cash and cash equivalents	$3,885	$18,222
Restricted cash	3,801	3,890
Accounts receivable, net	8,100	11,337
Inventories	1,282	1,375
Prepaid expenses and other	3,134	2,574

Total current assets	20,202	37,398

Property and equipment, net	285,782	298,496
Goodwill	28,042	28,042
Intangible assets, net	10,199	10,376
Other assets, net	7,337	6,460

Total assets	$351,562	$380,772

Liabilities:
Current liabilities:
Accounts payable	$5,716	$10,990
Accrued payroll and related benefits	2,315	4,925
Accrued interest payable	318	314
Advance deposits	496	398
Other accrued expenses	7,658	7,756
Long-term debt, due within one year	3,171	3,008

Total current liabilities	19,674	27,391

Revolving credit facility	26,000	36,000
Long-term debt, due after one year	77,151	80,323
Deferred income	8,638	8,476
Deferred income taxes	13,190	16,366
Debentures due Red Lion Hotels Capital Trust	30,825	30,825

Total liabilities	175,478	199,381

Stockholders’ equity:
Red Lion Hotels Corporation stockholders’ equity
Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 18,180,104 and 17,977,205 shares issued and outstanding	182	180
Additional paid-in capital, common stock	142,479	141,137
Retained earnings	33,408	40,055

Total Red Lion Hotels Corporation stockholders’ equity	176,069	181,372

Noncontrolling interest	15	19

Total equity	176,084	181,391

Total liabilities and stockholders’ equity	$351,562	$380,772

Red Lion Hotels Corporation
Consolidated Statement of Cash Flows
(unaudited)
($ in thousands)

	Year ended December 31,
	2009	2008
Operating activities:
Net loss	$(6,648)	$(1,716)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	20,954	19,316
Gain on disposition of property, equipment and other assets, net	(243)	(156)
Restructuring expenses (non-cash)	—	1,144
Impairment loss	8,686	—
Deferred income tax provision	(3,176)	(1,197)
Equity in investments	(9)	(133)
Imputed interest expense	—	111
Stock based compensation expense	1,238	2,245
Provision for doubtful accounts	212	166
Change in current assets and liabilities:
Restricted cash	89	549
Accounts receivable	2,306	(947)
Inventories	93	82
Prepaid expenses and other	(560)	786
Accounts payable	(5,274)	6,801
Accrued payroll and related benefits	(2,610)	(1,243)
Accrued interest payable	4	(42)
Other accrued expenses and advance deposits	630	(2,963)

Net cash provided by operating activities	15,692	22,803

Investing activities:
Purchases of property and equipment	(16,425)	(56,377)
Liquor license purchase	(500)	—
Non-current restricted cash for sublease tenant improvements, net	—	2,151
Proceeds from disposition of property and equipment	16	41
Advances to Red Lion Hotels Capital Trust	(27)	(27)
Other, net	(34)	458

Net cash used in investing activities	(16,970)	(53,754)

Financing activities:
Borrowings on revolving credit facility	11,000	38,000
Repayment of revolving credit facility	(21,000)	(2,000)
Repayment of long-term debt	(3,009)	(14,000)
Borrowings on long-term debt	—	14,000
Common stock redeemed	(13)	(1,828)
Proceeds from issuance of common stock under
employee stock purchase plan	119	164
Distributions to noncontrolling interest	(3)	—
Additions to deferred financing costs	(153)	(207)

Net cash (used in) provided by financing activities	(13,059)	34,129

Change in cash and cash equivalents:
Net (decrease) increase in cash and cash equivalents	(14,337)	3,178
Cash and cash equivalents at beginning of period	18,222	15,044

Cash and cash equivalents at end of period	$3,885	$18,222

Red Lion Hotels Corporation
Hotel Statistics
(unaudited)
System-wide Hotels as of December 31, 2009

			Meeting Space
	Hotels	Rooms	(sq. ft.)

Red Lion Owned and Leased Hotels	32	6,243	309,684
Red Lion Franchised Hotels	13	2,428	121,560

Total Red Lion Hotels	45	8,671	431,244

Comparable Hotel Statistics (1)

	Three months ended December 31, 2009			Three months ended December 31, 2008
	Average			Average
	Occupancy (2)	ADR (3)	RevPAR (4)	Occupancy (2)	ADR (3)	RevPAR (4)

Owned and Leased Hotels	46.9%	$76.75	$35.96	46.9%	$82.57	$38.76
Franchised Hotels	44.8%	$76.02	$34.05	48.4%	$75.14	$36.35

Total System Wide	46.3%	$76.56	$35.44	47.3%	$80.47	$38.09

Change from prior comparative period:

Owned and Leased Hotels	—	-7.0%	-7.2%
Franchised Hotels	(3.6)	1.2%	-6.3%

Total System Wide	(1.0)	-4.9%	-7.0%

	Year ended December 31, 2009			Year ended December 31, 2008
	Average			Average
	Occupancy (2)	ADR (3)	RevPAR (4)	Occupancy (2)	ADR (3)	RevPAR (4)

Owned and Leased Hotels	56.9%	$83.44	$47.49	60.7%	$89.05	$54.05
Franchised Hotels	52.8%	$76.27	$40.28	57.9%	$78.18	$45.25

Total System Wide	55.7%	$81.44	$45.37	59.9%	$85.97	$51.47

Change from prior comparative period:

Owned and Leased Hotels	(3.8)	-6.3%	-12.1%
Franchised Hotels	(5.1)	-2.4%	-11.0%

Total System Wide	(4.2)	-5.3%	-11.9%

(1)	Includes all hotels owned, leased and franchised, presented on a comparable basis for hotel statistics.

(2)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(3)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(4)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

Red Lion Hotels Corporation
Disclosure of Special Items
(unaudited)
During the fourth quarter of 2009, the Company recorded hotel impairments of $8.7 million related to the Red Lion Denver Southeast and the Red Lion Astoria properties. During the three and twelve months ended December 31, 2009 and 2008, the Company recorded restructuring charges primarily related to initiatives to streamline operations and eliminate costs totaling approximately $0.1 million and $2.1 million, respectively. In the first quarter of 2008, the Company recorded an expense of $3.7 million in separation costs from the retirement of the Company’s former President and Chief Executive Officer. As a result, the operations as presented in the accompanying financial statements for the years ended December 31, 2009 compared to 2008 do not reflect a meaningful comparison between periods. The follow table represents a reconciliation of certain earnings measures before special items to income (loss) after special items.

	Three months ended December 31, 2009			Three months ended December 31, 2008
($ in thousands except per share data)	Net Loss	EBITDA	Diluted EPS	Net Loss	EBITDA	Diluted EPS

Amount before special items	$(3,057)	$2,743	$(0.16)	$(2,598)	$3,622	$(0.15)

Special items:
Hotel impairments (1)	(8,686)	(8,686)	(0.48)	—	—	—
Restructuring expenses (2)	(136)	(136)	(0.01)	(2,067)	(2,067)	(0.11)
Income tax benefit of special items, net (3)	3,132	—	0.17	734	—	0.04

Amount per consolidated statement of operations	$(8,747)	$(6,079)	$(0.48)	$(3,931)	$1,555	$(0.22)

Change from the comparative period:
Amount before special items	-17.7%	-24.3%	-5.4%
Amount per consolidated statement of operations	-122.5%	-490.9%	-118.7%

	Year ended December 31, 2009			Year ended December 31, 2008
($ in thousands except per share data)	Net Loss	EBITDA	Diluted EPS	Net Income (Loss)	EBITDA	Diluted EPS

Amount before special items	$(957)	$27,569	$(0.05)	$1,986	$31,378	$0.11

Special items:
Hotel impairments	(8,686)	(8,686)	(0.48)	—	—	—
Restructuring expenses (2)	(136)	(136)	(0.01)	(2,067)	(2,067)	(0.11)
Separation costs (4)	—	—	—	(3,654)	(3,654)	(0.20)
Income tax benefit of special items, net (3)	3,132	—	0.17	2,031	—	0.11

Amount per consolidated statement of operations	$(6,647)	$18,747	$(0.37)	$(1,704)	$25,657	$(0.09)

Change from the comparative period:
Amount before special items	-148.2%	-12.1%	-148.0%
Amount per consolidated statement of operations	-290.1%	-26.9%	-307.9%

(1)	The line item as presented on the accompanying consolidated statements of operations as “hotel impairments” consists of an impairment of net book value of the Red Lion Denver Southwest of $8.5 million, and an impairment of the net book value of the Red Lion Astoria property of $0.2 million.

(2)	The line item as presented on the accompanying consolidated statements of operations as “restructuring expenses” consists of the following:

	For the three and twelve months ended
	December 31,
	2009	2008

Severance charges	$136	$923
Stock based compensation related to separation (non-cash)	—	269
Intangible and other asset write-offs (non-cash)	—	875

Total	$136	$2,067

(3)	Represents taxes on special items at the Company’s expected incremental tax rate as applicable.

(4)	Amount as included in the line item “Undistributed corporate expenses” on the accompanying consolidated statements of operations.

Red Lion Hotels Corporation
Reconciliation of EBITDA to Net Loss Attributable to Red Lion Hotels Corporation
(unaudited)
($ in thousands)
The following is a reconciliation of EBITDA to net loss attributable to Red Lion Hotels Corporation for the periods presented:

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
EBITDA	$(6,079)	$1,555	$18,747	$25,657
Income tax benefit	4,888	2,128	4,063	1,202
Interest expense	(2,206)	(2,291)	(8,503)	(9,247)
Depreciation and amortization	(5,350)	(5,323)	(20,954)	(19,316)

Net loss	$(8,747)	$(3,931)	$(6,647)	$(1,704)

NON-GAAP FINANCIAL MEASURES
EBITDA is defined as net loss attributable to Red Lion Hotels Corporation, before interest, taxes, depreciation and amortization. EBITDA is considered a non-GAAP financial measurement. We believe it is a useful financial performance measure for us and for our shareholders and is a complement to net income (loss) attributable to Red Lion Hotels Corporation and other financial performance measures provided in accordance with generally accepted accounting principles in the United States (“GAAP”).
We use EBITDA to measure the financial performance of our owned and leased hotels because it excludes interest, taxes, depreciation and amortization, which bear little or no relationship to operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. We generally pay federal and state income taxes on a consolidated basis, taking into account how the applicable taxing laws apply to our company in the aggregate. By excluding taxes on income, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels and other operations cannot control. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels’ financial performance, EBITDA measures the financial performance of our hotels without regard to their historical cost. For all of these reasons, we believe that EBITDA provides us and investors with information that is relevant and useful in evaluating our business.
However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our long-lived assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as defined by us, may not be comparable to EBITDA as reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile all EBITDA measures to net loss attributable to Red Lion Hotels Corporation, which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income (loss) attributable to Red Lion Hotels Corporation determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.